Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE

RIGHTS AGREEMENT

AMENDMENT, dated as of February 3, 2015 (this “Amendment”), between The J. M. Smucker Company, an Ohio corporation (the “Company”), and Computershare Trust Company, N.A. as rights agent (the “Rights Agent”), to the Rights Agreement, dated as of May 20, 2009 (the “Agreement”), between the Company and the Rights Agent.

RECITALS

WHEREAS, the Company, Blue Acquisition Group, Inc., a Delaware corporation (“BAG”), SPF Holdings I, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and SPF Holdings II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, intend to enter into an Agreement and Plan of Merger to be dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”);

WHEREAS, as consideration under the Merger Agreement the stockholders of BAG will receive certain Common Shares upon consummation of the Mergers (as defined in the Merger Agreement);

WHEREAS, certain stockholders of BAG, including Blue Holdings I, L.P., a Delaware limited partnership (“Holdco”), intend to enter into a shareholders agreement to be dated as of the date hereof among the Company, Holdco, and certain other shareholders party thereto (as it may be amended from time to time, the “Shareholders Agreement”);

WHEREAS, the Company desires to amend the Agreement to (i) render the Agreement inapplicable to the Common Shares that (A) Holdco and its Affiliates and Associates (including any Person who is an Associate of Holdco and any Person with respect to which Holdco is an Associate) may acquire and be deemed to Beneficially Own pursuant to the Merger Agreement, and (B) certain Affiliates and Associates of Holdco (including any Person who is an Associate of Holdco and any Person with respect to which Holdco is an Associate) are permitted to acquire in accordance with the Shareholders Agreement, and (ii) to make such other amendments to the Agreement as contained in this Amendment;

WHEREAS, pursuant to, and subject to the terms of, Section 27 of the Agreement, at any time prior to the time at which the Rights cease to be redeemable pursuant to Section 23 of the Agreement, the Company may in its sole and absolute discretion supplement or amend any provision of the Agreement in any respect without the approval of any holders of Rights or Common Shares;

WHEREAS, the Rights have not ceased to be redeemable and the Board of Directors of the Company has determined that an amendment to the Agreement as set forth herein is necessary and desirable and the Company and the Rights Agent desire to evidence such amendment in writing;

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

Accordingly, the parties agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement):

1. Amendment to Definition of “Acquiring Person”. Section 1(a) of the Agreement is hereby amended to add the following sentence after the last sentence thereof:

“Notwithstanding anything in this Section 1(a) or any other provision of this Agreement to the contrary, none of Blue Holdings I, L.P., a Delaware limited partnership (“Holdco”), or any of its Affiliates or Associates (including any Person who is an Associate of Holdco and any Person with respect to which Holdco is an Associate), is, nor shall any of them be deemed to be, an “Acquiring Person” by virtue of (i) the approval, execution, delivery or performance of the Agreement and Plan of Merger, to be dated as of February 3, 2015, by and among Blue Acquisition Group, Inc., a Delaware corporation, the Company, SPF Holdings I, Inc., a Delaware corporation, SPF Holdings II, LLC, a Delaware limited liability company, and for the limited purposes set forth therein, Holdco (as it may be amended from time to time, the “Merger Agreement”); (ii) the approval, execution, delivery or performance of the Shareholders Agreement, to be dated as of February 3, 2015, among the Company, Holdco, Kohlberg Kravis Roberts & Co. L.P. (“KKR”), Vestar Capital Partners (“Vestar”), Centerview Capital Management LLC (“Centerview”), AlpInvest Partners US Holdings, LLC (“AlpInvest”), and certain other shareholders party thereto (as it may be amended from time to time, the “Shareholders Agreement”); (iii) the approval, execution, delivery or performance of any other contract or instrument contemplated by the Merger Agreement or the Shareholders Agreement; (iv) the announcement or consummation of the transactions contemplated by the Merger Agreement (including the Mergers (as defined in the Merger Agreement)) or the Shareholders Agreement, in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement and the Shareholders Agreement; (v) the acquisition of Beneficial Ownership of Common Shares acquired in the Mergers (as defined in the Merger Agreement) pursuant to the Merger Agreement; or (vi) the acquisition of Beneficial Ownership of Common Shares pursuant to and as permitted by the Shareholders Agreement; it being the purpose and intent of the Company that neither the approval, execution, delivery or performance of the Merger Agreement or the Shareholders Agreement by any of the parties thereto (after giving effect to any amendment or waiver to the Merger Agreement to which the Company has consented in writing and/or any amendment or waiver to the Shareholders Agreement to which the Company has consented in writing) nor the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement and the Shareholders Agreement, shall in any respect give rise to any provision of this Agreement becoming effective.”

In addition, Section 1 of the Agreement is further amended to add the above defined terms “AlpInvest”, “Centerview”, “KKR”, “Merger Agreement”, “Shareholders Agreement” and “Vestar” in the appropriate alphabetical positions, with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised.

2. Amendment to Definition of “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership”. Section 1(c)(iv) of the Agreement is hereby amended to add the following proviso at the end thereof:

“; provided, further, that notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Holdco, KKR, Vestar, Centerview, AlpInvest or any of their respective Affiliates or Associates (including any Person who is an Associate of any of them and any Person with respect to which any of them is an Associate) shall be deemed under this clause (iv), or under clause (iii) above, to have an agreement, arrangement or understanding with any Person with respect to acquiring, holding, voting or disposing of any securities of the Company solely by reason of the approval, execution, delivery or performance of the Merger Agreement or the Shareholders Agreement by any of the parties thereto or the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement and the Shareholders Agreement;”

3. Amendment to Definition of “Distribution Date”. Section 1(h) of the Agreement is hereby amended to add the following sentence after the last sentence thereof:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the Shareholders Agreement or the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement and the Shareholders Agreement.”

4. Amendment to Definition of “Share Acquisition Date.” Section 1(z) of the Agreement is hereby amended to add the following sentence after the last sentence thereof:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Share Acquisition Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the Shareholders Agreement or the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement and the Shareholders Agreement.”

5. Amendment of Section 29. Section 29 of the Agreement is hereby amended to add the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution, delivery or performance of the Merger Agreement or the Shareholders Agreement or the announcement or consummation of the transactions contemplated thereby, in each case in accordance with, pursuant to and upon the terms and conditions of the Merger Agreement and the Shareholders Agreement.”

6. Termination of Merger Agreement or Shareholders Agreement. If for any reason the Merger Agreement or the Shareholders Agreement is terminated in accordance with its terms, then this Amendment shall automatically terminate and be of no further force and effect and the Agreement shall remain the same as it existed immediately prior to execution of this Amendment, without prejudice to any action taken prior to such termination in compliance with the Agreement as amended hereby. The Company will provide the Rights Agent with prompt written notice if the Merger Agreement or the Shareholders Agreement is terminated.

7. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

8. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except as to the rights and obligations of the Rights Agent, which shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Amendment may be executed in any number of counterparts and such counterparts may be delivered in electronic format and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Agreement pertaining to the matters covered by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:		THE J. M. SMUCKER COMPANY

By:	/s/ Peter O. Farah	By:	/s/ Jeannette L. Knudsen
Name:	Peter O. Farah	Name:	Jeannette L. Knudsen
Title:	Director and Assistant Secretary	Title:	Vice President, General Counsel, and Corporate Secretary

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.,
as Rights Agent

By:	/s/ David Dietrich	By:	/s/ Michael J. Lang
Name:	David Dietrich	Name:	Michael J. Lang
Title:	A.V.P.	Title:	S.V.P.

[Signature Page to Rights Plan Amendment]